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Exhibit 99.1

YOUTHSTREAM REACHES AGREEMENT TO RESTRUCTURE DEBT WITH BONDHOLDERS

NEW YORK, January 20, 2003—YouthStream Media Networks (YSTM.OB) today announced that it has entered into an agreement with the holders of all of its and its Network Event Theater subsidiary's outstanding notes, in the aggregate principal amount of $18 million, to cancel those notes in exchange for a package of cash, preferred and common stock and new notes. Specifically, in exchange for cancellation of all of the principal and interest due on the old notes, the noteholders will receive $4.5 million in cash, preferred stock with a face value of $4 million, common stock equal to ten percent of the number of shares of the Company to be outstanding after the issuance of those shares, and $4 million aggregate principal amount of promissory notes issued by the Company's retail subsidiary, Beyond the Wall, Inc., secured by the Company's pledge of all of its stock in Beyond the Wall. Both the common and preferred stock to be issued in the transaction will be subject to restrictions on resale under federal securities laws.

The Company previously had announced that it had defaulted in the payment of interest on its and its Network Event Theater subsidiary's outstanding notes and that the holders of the notes had declared the unpaid principal and accrued interest immediately due and payable. As described above, upon closing of the transaction, the note holders will release claims associated with these defaults. The transaction, which is subject to certain closing conditions, is expected to be completed by January 24.

Under the terms of the agreement, at the closing of the transaction, each of the Company's present directors will resign and a new board will be elected. It is expected that Jon Diamond, previously a director and Interim CEO of YouthStream, will return as the Company's new Chairman. In addition, Hal Byer and Robert Scott Fritz are expected to join the board.

The Company and its Beyond the Wall subsidiary presently have cash and cash equivalents in the aggregate amount of approximately $2.5 million to settle other remaining liabilities and fund ongoing retail operations. In addition, the Company has substantial net operating losses that it may be able to apply to reduce future income taxes, if certain limitations provided for in the Internal Revenue Code are not applicable.

Except for the historical information herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, including satisfaction of the closing conditions to the Company's restructuring, and other risks detailed from time to time in the Company's SEC reports, including the annual report filed on Form 10-K for the fiscal year ended June 30, 2002, and 10Q for the fiscal quarter ended September 30, 2002.

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  Exhibit 99.1